Exhibit 10.33

MANAGEMENT AND OPERATIONS SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AND OPERATIONS AGREEMENT (“Agreement”) is entered into by and between Petroteq Energy, Inc. (“Petroteq”), an Ontario, Canada corporation with an office at 15315 West Magnolia Boulevard, Suite 120, Sherman Oaks, California 91403, and Valkor, LLC (“Valkor”), a Texas limited liability with an office at 21732 Provincial Boulevard Kat y, Texas 77450 (“Valkor”) as of May 1, 2020 (“Effective Date” ). Petroteq and Valkor may each be referred to individually as a “Party” and collectively as the “Parties” to this Agreement.

A.	Petroteq holds certain patent and other rights in a technology for the production of commercial quality oil from oil sands (“Oil Sands Technology”) and is a producer of oil using this technology at a plant located in or near Vernal, Utah (” Plant” ) with respect to which Valkor has been providing technical and design assistance with the goal of maximizing capacity, optimizing OPEX per barrel and achieving long-term production;

B.	Valkor is an energy services company, with expertise in the area of oil and gas processing, providing engineering, design optimization, construction, supply, installation, and various other services required to serve Petroteq in its expansion and optimization programs and is both technically capable of scaling up the Oil Sands Technology with substantial expertise in design automation and the modularization of oil and gas plants, and capable of assuming the management and operation of the Plant for and on behalf of Petroteq; and

C.	Petroteq has requested that Valkor provide overall management and operations services at the Plant, and Valkor has agreed to provide such management and operations services as of the Effective Date, pursuant to and in accordance with the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the Parties hereby agree as follows:

1.	Scope and Term of Services.

1.1.	During the term of this Agreement, Valkor shall be the “operator” of the Plant under and pursuant to the terms of this Agreement including, without limitation, primary management and operations services at and with respect to the Plant as set forth in greater detail in Exhibit A hereto “(Services”).

1.2.	In providing the Services, Valkor shall, except as otherwise provided herein, be responsible for providing, employing , managing, supervising and compensating all personnel employed at or assigned to the Plant or the performance of specific projects, assignments or work from time to time and all decisions with regard to such employment shall be made by Valkor in its sole discretion. In this regard, Valkor will employ, provide or otherwise assign to the Plant experienced and qualified employees of Valkor (“Personnel”) and outside or independent contractors (“Contractors”) that Valkor will retain or hire, manage and supervise on behalf of Petroteq in connection with Valkor’s management and operation of the Plant.

1.3.	Petroteq and Valkor acknowledge and agree that, in providing the Services under this Agreement, Valkor will be acting as an independent contractor in providing: (a) Services for TMC Capital, LLC (“TMC Capital” ), an indirect operating subsidiary of Petroteq under or in connection with mineral rights, working interests, and operating rights owned or held by TMC in mineral properties or under mineral leases; and (b) Services for Petroteq Oil Recovery, LLC (“Petroteq Oil”), an indirect operating subsidiary of Petroteq and the owner of the Plant. TMC Capital and Petroteq Oil are each executing this Agreement and, in authorizing Valkor to provide the Services herein, shall be vested with all of the rights and obligations of Petroteq hereunder.

1.4.	Except as otherwise set forth in this Agreement or a separate written agreement, the Services provided to Petroteq hereunder may also be provided to any of Petroteq’s affiliates and subsidiaries, and the terms and provisions of this Agreement shall apply thereto; provided, however, that should Valkor provide Services to any of Petroteq’s affiliates or subsidiaries, then such affiliate or subsidiary shall be deemed to be the contract party under this Agreement, and Valkor shall look only to such entity for its rights hereunder, and hereby specifically waives all rights it may have towards Petroteq or any of its other affiliates and subsidiaries in connection with the Services so provided.

1.5.	This Agreement shall commence on the Effective Date and shall continue for a term of one (1) year (“Original Term”) and shall automatically renew for up to four (4) additional one (1)-year terms for after the end of Original Term (each a “Renewal Term”) unless either Party notifies the other Party no less than ninety (90) days prior to the expiration of the Original Term or any Renewal Term that such notifying Party does not wish to renew this Agreement . This Agreement will continue month-to-month thereafter the expiration of the Original Term and all four (4) Renewal Terms. Termination of this Agreement, however, shall not affect any work orders still in effect at that time.

1.6.	Valkor represents and warrants that the Services shall be free from defects and shall be performed in a good and workmanlike manner in accordance with good practices for the industry in which Valkor operates and for the specific place in which Services are provided; that all Personnel and Contractors shall be fully trained and shall perform the Services competently and safely; that Valkor has the expertise to perform the Services properly and shall exercise due diligence in performing the Services; that Valkor will comply with all applicable laws, statutes, codes, rules and regulations, which are now or may become applicable to the Services or arising out of the performance of such Services; and that all Services will be in compliance with the industry standards, the standards and requirements in or under this Agreement, and any work order.

1.7.	In the event of a breach by Valkor under this Agreement, Valkor shall promptly cure such breach. If Valkor fails to cure such breach within a reasonable time after being notified of the breach in writing by Petroteq, Petroteq may cure such breach directly or through another contractor. Valkor shall reimburse Petroteq the reasonable and necessary costs incurred to cure such breach within thirty (30) days after receipt of a written invoice from Petroteq.

2.	Personnel and Contractors.

2.1.	The Personnel shall at all times be and remain employees of Valkor. Valkor shall be solely responsible for all salaries, benefits, taxes, social security, Medicare and other withholding requirements applicable to Personnel. Notwithstanding any other provision of this Agreement, Petroteq may make withholdings on behalf of Valkor or Personnel in the event necessary or as required by law. All Contractors will contract directly with and be supervised by Valkor.

2.2.	Valkor shall provide Personnel and Contractors that are capable of performing the work for which they are engaged. Valkor, Personnel and Contractors shall comply with Petroteq’s policy on drug and alcohol abuse and with all Petroteq’s security, computer usage and safety requirements and/or obligations as overseen and managed by Valkor.

3.	Intellectual Property and Information; Ownership and Rights.

3.1.	Petroteq is and shall be the full and exclusive owner of all proprietary and/or confidential technical, business and other information of Petroteq and its subsidiaries and affiliates, which may be disclosed or otherwise made accessible to Valkor, Personnel and/or Contractors in connection with the performance of the Services, along with all intellectual property rights in all forms of technology developed, created or devised by Valkor and/or Personnel in connection with this Agreement, including but not limited to patents, trademarks, copyrights, trade secrets, inventions, discoveries, know-how, techniques, and the Confidential Information described in Section 4.0 below.

3.2.	Valkor and Personnel will promptly furnish to Company a record of any and all ideas, discoveries, inventions, writings and improvements that are believed to be patentable, or which consist of unpatentable technical information, know-how or trade secrets (within the meaning of U.S. or applicable state law), which Valkor or Personnel solely or jointly with others may conceive, discover, invent, develop or reduce to practice in connection with (or relate in any way to): (a) the Oil Sands Technology; or (bl any Services provided or rendered by Valkor or the Personnel under or in connection with this Agreement (all such patentable or unpatentable information being referred to herein collectively as “New Intellectual Property”). All such New Intellectual Property shall be subject to a “work for hire” condition and shall be owned in its entirety by Company . In each such case, Valkor and its Personnel (including any inventor of any such Intellectual Property) shall execute such instruments as may be provided by Company from time to time in and under which Valkor and Personnel shall assign and convey to Company all of the right, title and interest that Valkor (or its Personnel) may otherwise have in and to any and all such New Intellectual Property. Valkor and Company shall negotiate in good faith on terms for filing and prosecuting, in Company’s name and on its behalf, any and all patent applications that Company determines should be filed and prosecuted in or with respect to any New Intellectual Property and the terms under which the right to practice under or use any such New Intellectual Property (including any patents issued with respect thereto) shall be licensed on a non-exclusive basis to Valkor.

3.3.	All works of copyrightable subject matter created by Valkor or Personnel pursuant to this Agreement shall be deemed works made for hire and shall be owned by Company. If any such works may not be deemed works made for hire by operation of law, Valkor and Personnel hereby assign ownership of all copyright in such works to Company, including any and all rights under the (U.S.) Visual Artists Rights Act of 1990, which shall be waived, to the extent authorized or permitted thereunder, by Valkor and any Personnel considered the “artist” under or with respect to any work of visual art created under or in connection with the Services. To the extent of any pre-existing ideas, discoveries, inventions, writings and improvements of Valkor or Personnel (excluding Personnel previously employed by Company or any of its subsidiaries or affiliates as employees or contractors, as the case may be), Valkor shall and hereby does grant to Company an irrevocable, non-exclusive, world-wide, royalty-free license to: (a) use, execute, reproduce, display, perform, distribute (internally and externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof; and (b) authorize others to do any, some, or all of the foregoing.

3.4.	Petroteq shall grant Valkor a global, non-exclusive license to use: (a) the Oil Sands Technology; (b) the New Intellectual Property; (c) the copyrightable subject matters covered by Section 3.3 above; and (d) the Confidential Information described in Section 4 below, pursuant to a separate Technology License Agreement executed by the Parties concurrently with the execution of this Agreement .

4.	Confidential Information.

4.1.	Petroteq and Valkor acknowledge and understand that, during the term of this Agreement, Petroteq will provide or otherwise make available to Valkor, or Valkor and the Personnel shall gain access to or otherwise develop, either singularly or in concert with others, non-public information and materials that are deemed to be or consist of “Confidential Information.”

4.2.	Valkor covenants and agrees that, during the term of this Agreement and for an additional period of three (3) years after the termination or expiration of this Agreement (collectively, the “Confidentiality Period”), Valkor shall: (a) not use, copy or reproduce the Confidential Information for any purpose other than as necessary to perform the Services, and to exercise its rights and obligations, under this Agreement (or in connection with any other services agreement entered into by and between Petroteq (of any of its subsidiaries and affiliates) and Valkor; and (b) keep and maintain the Confidential Information as confidential and shall not disclose any of the Confidential Information to any person or entity other than: (i) to Petroteq and its subsidiaries, and to each of their respective directors, officers, members, managers and employees; (ii) to the Personnel and any Contractors on a “need to know” basis that have executed confidentiality agreements or undertakings that contain confidentiality obligations that are at least as protective as the confidentiality obligations undertaken by Valkor in this Agreement; or (iii) that otherwise has been authorized by Petroteq in or under a separate writing executed by an executive officer of Petroteq.

4.3.	Valkor agrees, during the Confidentiality Period, to protect and safeguard all such Confidential Information through use of security measures and precautions that are reasonably designed to prevent unauthorized use, access to or misappropriation of the Confidential Information by any person or entity that is not authorized to receive or have access to such Confidential Information.

4.4.	Valkor shall ensure that all Contractors that it retains or employs to perform work at the Plant have executed written agreements with Valkor that, among other things, contain confidentiality provisions that are designed to protect the Confidential Information from unauthorized disclosure, use or misappropriation, whether by inadvertence or otherwise.

5.	Compensation.

5.1.	For the purposes of this Agreement, the term “Personnel Cost and Expenses” means the fully burdened cost of all employees, consultants and independent contractors working at the Plant, whether such costs or expenses are paid by Valkor directly from accounts maintained in Valkor’s name or from one or more special accounts established and maintained in the name of Valkor and Petroteq for the purpose of administering this Agreement

5.2.	For the purposes this Agreement, the term “Operations Costs and Expenses” means all identifiable, verifiable and auditable costs and expenses (including capital expenditures approved in writing by Petroteq) incurred and paid by Valkor in performing the Services, whether such costs or expenses (and capital expenditures approved in writing by Petroteq) are paid by Valkor directly from accounts maintained in Valkor’s name or from one or more special accounts established and maintained in the name of Valkor and Petroteq for the purpose of administering this Agreement.

5.3.	For the purposes of this Agreement, the term “Costs and Expenses” shall refer to the sum total of all “Personnel Costs and Expenses” and all “Operations Costs and Expenses.”

5.4.	Petroteq shall pay to Valkor, for the Services conducted and performed under this Agreement, fees and cost reimbursements on a periodic basis consisting of the following:

5.4.1.	Reimbursement of all identifiable “Costs and Expenses” (excluding any costs or expenses paid by Petroteq from any special account established by the Parties funded by amounts deposited by Petroteq or received by Petroteq from and pursuant to licensing and other arrangements with Valkor or any third party);

5.4.2.	A fee equal to twelve percent (12%) of the Personnel Costs and Expenses (“Personnel Management Fee”) calculated pursuant to this Agreement; and

5.4.3.	. A fee equal to five percent (5%) of the Operations Costs and Expenses (“Operations Management Fee”) calculated pursuant to this Agreement.

S.S.	Where work is performed by Valkor for Petroteq outside the scope of this Agreement, including without limitation, any engineering or related technical work provided by Valkor on a specific project or assignment (“Special Assignments”), a work order shall be prepared by Valkor and approved in writing by Petroteq prior to the start of any such Special Assignment . For Special Assignments, Petroteq shall pay Valkor at the rates set forth in Exhibit B hereto based upon and pursuant to written billing statements prepared and submitted by Valkor to Petroteq that describe the nature of work performed and completed, the individual(s) providing or performing the work (and any costs or expenses incurred by such individuals in performing the work), and the time required to perform and complete such work.

5.6.	Valkor shall not be required to submit time sheets for work in performing Special Assignments that are required to be paid as a fixed or lump sum amount under any work order approved or authorized by Petroteq.

5.7.	Valkor shall pay all taxes, licenses, fees and governmental charges levied or assessed on Valkor in connection with or incident to the performance of the Services by any governmental agency. Valkor agrees to require the same actions by any of its Contractors and Valkor shall be liable for any breach of these provisions by any of its Contractors. Valkor shall pay all claims for labor, goods, equipment, services, supplies, machinery, and/or facilities of any kind furnished in connection with Valkor’s obligations under this Agreement, with all such costs and expenses paid by Valkor being included within the “Operations Costs and Expenses” for purposes of Section 5.2 above, and agrees to allow no lien or charge to be fixed upon any of the Plant or the Lease or any other property or assets of Petroteq (or any of its subsidiaries and affiliates) or any person for whom Petroteq is the Services.

5.8.	Notwithstanding the above, Valkor shall not incur, assume or become liable in any way for any payments, duties, fees, penalties, judgements, compensation, liabilities, responsibilities, violations, incidents, levies, fines, assessments and/or any other obligations of Petroteq (“Petroteq Liabilities”), including any such Petroteq Liabilities incurred in connection with the management and operation of the Plant prior to the Effective Date of this Agreement.

6.	Quarterly Production Reports.

6.1.	For each calendar quarter during the term of this Agreement (each such quarter being a “Reporting Quarter”), Valkor shall deliver to Petroteq, within thirty (30) days after the end of each Reporting Quarter, a report (each a “Quarterly Production Report”) that, for and with respect such Reporting Quarter, sets forth the following:

6.1.1.	The quantity of oil-bearing ore and sediments mined, extracted and produced from each of the Leases and transported or delivered to the Plant;

6.1.2.	The quantity of crude oil, synthetic oil, bitumen oil and other petroleum products (collectively “Oil Products”) produced, saved and sold at and from the Plant, identifying separately the volume of Oil Products in storage and the volume of Oil Products that has been sold and delivered to purchasers;

6.1.3.	The quantity or volume of feedstocks, solvents, and other chemicals: (a) purchased or acquired by Valkor; and (b) used, recycles or consumed in operations at the Plant; and

6.1.4.	The gross proceeds derived from and received by Valkor from the sale of Oil Products to purchasers, together with: (a) the amount of any production-related, sales or value added taxes imposed on or with respect to the Oil Products produced or sold from the Plant; and (b) the amount of any transportation taxes incurred and paid by Valkor that are attributable to the sale or other disposition of Oil Products sold at or from the Plant (or debited against the proceeds derived from the sale of such Oil Pro ducts) . In the event that, during any Reporting Quart er, the Oil Products produced and sold from the Plant were derived from mined ores or sediments from more than one Lease, the reported production and sale of Oil Products shall be allocated to such Leases in proportion to the volume of mined ore or sediments contributed by each Lease to such Oil Products produced, saved and sold from the Plant during such Reporting Quarter.

6.2.	Each Quarterly Production Report delivered to Petroteq shall be certified by Valkor or the preparer of the report as true, correct and complete in all material respects. If, during any Reporting Quarter, no production or sale of Oil Products from the Plant has occurred, or if no proceeds from the sale or other disposition of Oil Products has been received by Valkor, the Quarterly Production Report generated with respect to such Reporting Quarter shall so state.

7.	Quarterly Operating Reports.

7.1.	For each Reporting Quarter, Valkor shall deliver to Petroteq, within thirty (30) days after the end of each Reporting Quarter, a report (each a “Quarterly Operating Report”) that, for and with respect such Reporting Quart er, sets forth the following:

7.1.1.	All revenue received by Valkor from the sale or other disposition of Oil Products produced, saved and sold from the Plant;

7.1.2.	A detailed accounting of all “Costs and Expenses” that, expressed as separate line items, have been incurred and/or paid by Valkor during such Reporting Quarter, including any estimated cost reserves established by Valkor for recurring costs or expenses or for any capital expenditures that have been or will be paid, either in whole or in part, during the calendar year; and

7.1.3.	The amount of the Operations Management Fee and Personnel Management Fees earned by Valkor during such Reporting Quarter.

7.2.	Each Quarterly Operating Report delivered to Petroteq shall be certified by Valkor, or by the preparer of the report, as true, correct and complete in all material respects. If, during any Reporting Quarter, no revenue from the production and sale of Oil Products has occurred, or if no Costs and Expenses were incurred or paid by Valkor during such Reporting Quarter, the Quarterly Operating Report shall so state.

8.	Quarterly Royalty Reports.

8.1.	Within thirty (30) days after the end of each Reporting Quarter, Valkor shall deliver a copy of the Quarterly Production Report to an independent third party (“Third Party Payor”) retained for the purpose of: (a) calculating the production royalty (including any overriding royalty or “ORRI”) owed by TMC Capital or Petroteq Oil, as the case may be, to holders of royalty interests under the Leases based on the sale or other disposition of Oil Products from the Plant during such Reporting Quarter; and (b) developing a report (each a “Quarterly Royalty Report”), prepared for and addressed to each holder of royalty interests under the Leases (including holders of ORRI reserved under the Leases or granted in any valid instrument) showing: (i) the quantity of Oil Products sold from the Plant during such Reporting Quarter that is attributable or returnable to each Lease; (ii) the applicable royalty rate under each Lease and in any instrument governing an ORRI; and (iii) the production royalty (or overriding royalty) payable to such royalty owner, together with the quantity of Oil Products sold, the price or prices received, and the associated transportation and other costs used in calculating the royalty under each Lease or under any instrument governing an ORRI.

8.2.	The Third-Party Payor shall, with funds provided from the Special Account, transmit or mail each Quarterly Royalty Report, together payment of applicable royalty, to owners of royalty interests under any applicable Lease and, if applicable, under any instrument governing an ORRI.

9.	Records & Audit Rights.

9.1.	Valkor shall maintain complete and accurate records of or reflecting: (a) the quantities of raw oil-bearing ore and sediments mined, extracted, and produced from the Leases; and (b) all information and data required under this Agreement of or reflecting the operations conducted at the Plant and the sale or disposition of Oil Products produced, saved and sold from the Plant, including the information and data captured, stored and used in the generation of Quarterly Production Reports, Quarterly Operating Reports, and Quarterly Royalty Reports. All such records shall contain sufficient information to permit Petroteq to confirm the accuracy of any reports prepared by Valkor under this Agreement and shall be retained by Valkor continuously during the term of this Agreement and for a period of five (5) years after the termination or expiration of this Agreement .

9.2.	Petroteq shall have the right, at its sole cost and within a period of one hundred twenty (120) days after the end of each calendar year during the term of this Agreement, to cause its accountants , auditors and other designated representatives to inspect and audit the records (including banking records) maintained by Valkor with respect to the Services or that are otherwise required to be maintained by Valkor under or in connection with this Agreement. Each such inspection and audit may be scheduled by Petroteq at any time after giving at least ten (10) days prior written notice to Valkor and shall be conducted during normal business hours at any location at which any of Valkor’s records may be located or maintained. Each such inspection and audit shall be conducted for the purpose of verifying the accuracy of the reports generated or prepared by Valkor under this Agreement and Valkor’s compliance with the terms of this Agreement.

10.	Insurance.

10.1.	Valkor shall maintain, at all times during the term of this Agreement and for a period of at least one (1) year after the expiration or termination hereof, the following insurance coverage, with limits not less than the limits specified below:

10.1.1.	Comprehensive General Liability Insurance (“CGL Insurance”), covering personal injury, death or property damage resulting from each occurrence, on an unamended basis (including without limitation contractual liability, pollution and completed operations/products coverage), with limits of no less than One Million Dollars ($1,000,000) per occurrence, or the amount required by law, whichever is higher, with CG 2503 or its equivalent amending aggregate limits applying;

10.1.2.	Business Auto Liability Insurance (“AL Insurance”), covering owned, non-owned and hire motor vehicles, with a combined single limit of One Million Dollars ($1,000,000); and

10.1.3.	Excess Liability Insurance (“Excess Insurance”), which may be “following form” extending coverage in excess of the CGL Insurance and AL Insurance coverages, with limits of not less than One Million Dollars ($1,000,000) combined single limit each occurrence and in the aggregate; and

10.1.4.	Workers’ Compensation Insurance (“WC Insurance”) as required by applicable law; and Employer’s Liability Insurance (“EL Insurance”) with limits of One Million Dollars ($1,000,000) per accident or illness;

10.2.	The insurance policies maintained by Valkor shall be issued by or through insurance carriers that carry a financial rating of at least “A” with A.M. Best Co. or that are otherwise acceptable to Petroteq. Any deductible or self-insurance retention of insurable risk shall be for Valkor’s account.

10.3.	Valkor will furnish to Petroteq certificates of Insurance, signed by its insurance carriers, evidencing the insurance required hereunder. Each certificate will provide that at least thirty (30) days prior written notice will be given to Petroteq in the event of cancellation, suspension, or material change in the policy to which it relates. Notwithstanding anything contained in this Agreement to the contrary, in no event will Petroteq have any liability to the insurers for payment of premiums. It is expressly agreed and understood that the cost of premiums and the deductibles for insurance required by this Section 10 will be borne by Valkor.

10.4.	The insurance policies maintained by Valkor hereunder, and as reflected in the certificates of insurance delivered annually to Petroteq, shall satisfy the following:

10.4.1.	The liability insurance policies maintained by Valkor (CGL Insurance, AL Insurance, and Excess Insurance) shall name Petroteq and its subsidiaries and affiliates (including TMC Capital and Petroteq Oil) as additional insureds on either: (a) an ISO Form CG 20 10 11 85 (November 1985 edition) (covering both ongoing and completed operations); or (b) an ISO Form CG 20 (post November 1985 edition) (ongoing operations) and an ISO Form 20 37 (post November 1985 edition) (completed operations);

10.4.2.	All of the insurance policies maintained by Valkor (CGL Insurance, AL Insurance, Excess Insurance, WC Insurance and EL Insurance) shall include clauses providing that each insurance carrier (including each issuer and underwriter) shall waive its rights of recovery, under any theory of subrogation or otherwise, against Petroteq and its subsidiaries and affiliates for claims, losses or liabilities within the scope of such policies;

10.4.3.	Each insurance policy maintained by Valkor shall include clauses stating that the policy shall be primary and not excess or non-contributing to any insurance policies carried by Petroteq or any of its subsidiaries or affiliates; and

10.4.4.	The policies and insurance certificates shall provide coverage in those nations, states or geographic areas or territories as may be applicable to the locations where the Services will be performed by Valkor under the terms of this Agreement.

10.5.	Valkor hereby waives any right of recovery, under any theory of subrogation or otherwise, against Petroteq and its subsidiaries for any claims, losses or liabilities within the scope insurance policies maintained by Valkor as provided hereunder.

10.6.	Unless the Parties agree otherwise, fifty percent (50%) of the premiums paid by Valkor for the insurance policies maintained by Valkor hereunder shall be included in the “Operations Costs and Expenses” for the Plant for purposes of Section 5.2 above.

11.	Entire Agreement and Waiver.

11.1.	This Agreement constitutes the entire agreement between the Parties and shall supersede all prior agreements and understandings between the Parties regarding the subject matter bereof. No representations or statements made by any representative of Petroteq or of Valkor which are not stated herein shall be binding. No modification or amendment to this Agreement shall be binding unless in writing and signed by a duly authorized representative of each Pa rt y.

11.2.	No waiver of any breach of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing andthen only to the extent expressly set forth in writing. Failure of either Party to enforce rights under this Agreement shall not constitute a waiver of such right s.

12.	Compliance with Laws. Valkor agrees to comply with all applicable federal, state and local rules, regulations, orders and laws in the performance of this Agreement.

13.	Indemnity.

13.1.	VALKOR AGREES TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS PETROTEQ AND EACH OF ITS SUBSIDIARIES AND AFFILIATED COMPANIES, TOGETHER WITH EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, CONTRACTORS AND AGENTS (COLLECTIVELY, THE “INDEMNITEES”), FREE AND HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, LIENS, DEMANDS AND CAUSE OF ACTION OF EVERY KIND AND CHARACTER, INCLUDING BUT NOT LIMITED TO ANY AND ALL CLAIMS ASSERTED OR THREATENED BY ANY THIRD PARTY ON ACCOUNT OF OR RESULTING FROM ANY OF THE FOLLOW ING:

13.1.1.	DEATH, PERSONAL INJURY, AND DAMAGE TO PROPERTY ARISING OUT OF, IN CONNECTION WITH OR RESULTING FROM WORK PERFORMED BYVALKOR OR PERSONNEL IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY DEATH, INJURY OR PROPERTY DAMAGE CAUSED BY OR RESULTING FROM : (a) THE SOLE, CONCURRENT OR COMBINED NEGLIGENCE OR FAULT OF VALKOR OR ANY OF ITS DIRECTORS, OFFICERS, MEMBERS, MANAGERS, CONTRACTORS, EMPLOYEES OR AGENTS, INCLUDNG ANY OF THE PERSONNEL; OR (b) WHERE LIABILITY WITH OR WITHOUT FAULT IS STRICTLY IMPOSED BY OPERATION OF LAW WITHOUT REGARD TO FAULT;

13.1.2.	ANY AND ALL COSTS AND EXPENSES AT THE PLANT ARISING AFTER THE EFFECTIVE DATE, INCLUDING SALARIES, BENEFITS, TAXES AND WITHHOLDING REQUIREMENTS APPLICABLE TO PERSONNEL, WHETHER OR NOT SUCH LOSSES, CLAIMS, LIENS, DEMANDS AND CAUSE OF ACTION RESULT FROM THE INDEMNITEES’ SOLE OR CONTRIBUTORY NEGLIGENCE;

13.1.3.	ANY FAILURE BY VALKOR TO COMPLY WITH ANY APPLICABLE LAW, INCLUDING FEDERAL, STATE AND LOCAL HEALTH, SAFETY AND ENVIRONMENTAL LAWS, RULES AND REGULATIONS THAT ARE APPLICABLE TO VALKOR OR ITS OPERATIONS AT THE PLANT AFTER THE EFFECTIVE DATE; AND

13.1.4.	ANY ENVIRONMENTAL CONDITION, INCLUDING THE RELEASE OF CHEMICALS, HYDROCARBONS OR OTHER SUBSTANCES INTO THE ENVIRONMENT, CREATED OR CAUSED BY VALKOR IN CONNECTION WITH THE OPERATIONS OF THE PLANT AFTER THE EFFECTIVE DATE.

13.2.	Valkor’s indemnity obligations herein shall not limit, and shall not be limited by, any insurance protection provided to Petroteq and its subsidiaries and affiliates under the insurance policies maintained by Valkor as required under this Agreement.

14.	Governing Law and Dispute Resolution; Survival.

14.1.	THIS AGREEMENT SHALL BE GOVERNED, INTERPRETED AND ENFORCED IN ALL RESPECT UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATED OF UTAH WITHOUT REGARD TO THE CONFLICTS OF LAWS OR CHOICE OF LAWS PRINCIPLES THEREOF.

14.2.	Any dispute, controversy or claim arising out of or relating to this Agreement which the Parties are unable to resolve amicably shall be finally settled by binding arbitration in Houston, Texas in accordance with the Commercial Arbitration rules of the American Arbitration Association. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

14.3.	Any termination or expiration of this Agreement shall not affect or prejudice the rights and obligations contained in Sections 3, 4, 9, 11, 13 and 14 of this Agreement and all such rights and obligations contained in such sections shall suNive any expiration or termination of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the Effective Date.

EXHIBIT A

SCOPE OF PRIMARY SERVICES

A.	Operations Management Services. Valkor will provide management and operations services (“Services”), including without limitation, primary management and operations services at and with respect to the Plant as set forth in Section 1 of the Agreement and in this Exhibit A. as follows:

1.	All operations conducted at and within the Plant, including the design, engineering, acquisition, installation, operation and maintenance of equipment, tanks, units, pipelines facilities, vehicles and other property maintained at the site of the Plant or used or operated in connection therewith.

2.	Procurement of all property and materials to be used or installed at the Plant, including the supervision, control and acquisition of: (a) raw mined ores, materials, feedstocks, and other materials; and (b) all power, water, natural gas, sewage and other utilities that may be required, installed at or used by the Plant.

3.	Storage, transportation and marketing and sale, in arms-length transactions, of all crude oil, synthetic oil, bitumen oil and other hydrocarbon or petroleum products extracted, generated or produced at the Plant and the collection, accounting and disbursement of all proceeds derived from the sale of disposition thereof in accordance with the requirements and procedures set forth in the Agreement or otherwise developed between Valkor and Petroteq Oil.

4.	Control all access to the Plant and oversee all security maintained or reasonably required at the Plant in order to: (a) protect Personnel and Contractors located or working within the Plant; (b) protect and safeguard the Confidential Information and all other non-public equipment, units, configurations, processes, methods, inventions, know-how and other trade secrets of Petroteq or Valkor deployed, used or stored at the Plant; and (c) to protect the integrity of the Plant and its equipment, tanks, units pipelines, facilities, vehicles and other property located at the Plant or used in connection with its operations, including any security that may be reasonably required to safeguard the Plant from access by unauthorized persons or entities.

5.	Such other Services as may be described or contemplated under the Agreement. including such Services and the incidents thereto as may be reasonably required or necessary to aid Valkor in performing and discharging its duties under the Agreement.

B.	Mining and Extraction Services; the Leases. TMC Capital LLC (“TMC Capital”), an indirect subsidiary of Petroteq, holds certain mineral rights under mineral leases in, at or near the vicinity of the Plant near Vernal, Utah, including without limitation: (a) the mineral lease previously entered into by and between Asphalt Ridge, Inc. a Utah corporation, as lessor, and TMC Capital, as lessee; (b) one or more mineral leases entered into by and between the Utah School and Institutional Trust Lands Administration (SITLA), as lessor, and TMC Capital or Petroteq Oil, as lessee; and (c) such other federal, state or private mineral lands, right or leases as TMC Capital or Petroteq Oil, as the case may be, may acquire or hold at any time during the term of this Agreement (collectively, the “Leases” ). Under this Agreement, Valkor will assist TMC Capital or Petroteq Oil, as the case may be, in providing or conducting, through such Personnel or Contractors as Valkor may retain from time to time, to conduct all exploratory, mining, extraction and production operations on or with respect to the Leases and to arrange for mined, extracted and produced oil-bearing materials, whether in solid, semi-solid or liquid form to be gathered, stockpiled and transported to the Plant for processing as contemplated under this Agreement.

C.	Financial Management Services. Valkor has secured a licensee for the Petroteq process with early payments to go towards the plant upgrade, operation, and to a limited degree make payments on past due accounts payable. The plant is currently selling crushed rock for use in paving and will eventually the plant shall be producing petroleum products for sale. Valkor shall establish a separate account (“Project Account”) the funds in which shall not be comingled with funds from any other source and managed as follows:

1.	All incoming relating to the Plant will be deposited in the Project Account, including: (a) all funds paid by TomCo and/or any other licensee of the Oil Sands Technology; (b) all revenue from the operation ofthe Plant; and (c) all sales of ore, oil or other products from the Plant premise s.

2.	Valkor will provide reports of payables, receivables, income and payments as required in the Agreement and will use funds per mutually agreed budgets to cover plant upgrade, plant operations, and past due payables as determined by Valkor.

3.	Valkor shall work with Petroteq with regards to compliance with debt forgiveness provisions on any Payroll Protection funds received from the US government. The Parties will agree on a spreadsheet of all past due accounts payable and periodic future payments (such as continuing leases) that are due and Valkor’s responsibility will be limited to addressing those obligations, unless voluntarily agreed by Valkor to add or incur additional obligations. Valkor anticipates that at least Fifty Thousand Dollars ($50,000) will be made available towards accounts payable .

4.	Valkor will endeavor to make payments on accounts payable but takes no responsibility for any past due payables or any newly generated payable, except where the Parties specifically agree otherwise. Petroteq shall not make, attempt to make, nor commit to make any payments or additional financial commitments on behalf of the Plant and no such payments shall be made from the Project Account except as approved in advance in writing by Valkor.

5.	Provided that funds are available, Petroteq shall be due a minimum of Five Hundred Thousand Dollars ($500,000) from the Project Account within ninety (90) days after the Effective Date of the Agreement for Petroteq to use for its own purposes.

6.	Within thirty (30) days after the expiration or termination of the Agreement, funds in the Project Account shall be used to pay Valkor all amounts owed to Valkor under the Agreement and any remaining funds shall be transferred to Petroteq.

EXHIBIT B

PROFESSIONAL SERVICES RATE SHEET - SPECIAL ASSIGNMENTS

CATALOGUING	RATE PER HOUR
Senior Principal Engineer/Project Manager		$195.00
Principal Engineer		$180.00
Senior Staff Engineer /Lead Engineer		$165.00
Staff Engineer		$147.00
Senior Engineer		$130 .00
Engineer		$116.00
Lead Design		$95 ..00
Senior Designer		$75.00
Draftsman		$60.00
Project Controls	$	SO.DO
Clerical		$38.00

SOFTWARE	COST PER HOUR
SACS/StruCAD	$23 .00
ANSYS	$1 7.00
AQWA	$26.00
MOSES/HARP	$22 ..00
Orcaflex/Flexcom	$23.00
Solidwork	$10.00
AutoCAD	$8.00